UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

Hortonworks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36780	37-1634325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5470 Great America Parkway

Santa Clara, California 95054

(Address of principal executive office) (Zip Code)

(408) 916-4121

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On November 1, 2017, Hortonworks, Inc. (the “Company”) entered into a $50.0 million senior secured revolving credit agreement with Silicon Valley Bank (the “Bank”), documented as an amendment and restatement of that certain two-year senior secured revolving credit facility dated November 2, 2016 with the Bank (as amended and restated, the “Amended and Restated Credit Agreement”). The revolving credit facility evidenced thereby has a three-year term, and loans advanced thereunder bear interest at a per annum rate equal to LIBOR plus 3.50%. Pursuant to the terms of the Amended and Restated Credit Agreement, the Company agreed to pay an annual facility fee equal to 0.50% of the aggregate amount of the revolving credit facility commitments and an unused line fee of 0.45% per annum on the unused commitments. All loans advanced thereunder are required to be guaranteed by certain material subsidiaries of the Company and all obligations of the Company and the subsidiary guarantors (if any) under the Amended and Restated Credit Agreement and related agreements with the Bank are secured by liens on or security interests in substantially all of the assets of the Company and all such subsidiary guarantors. As of the closing date, there were no subsidiary guarantors.

The Amended and Restated Credit Agreement includes financial covenants requiring a minimum trailing twelve-month non-GAAP operating profit and a minimum adjusted quick ratio. In addition, the Company is required to maintain on account with the Bank not less than $15.0 million. The Amended and Restated Credit Agreement also contains customary reporting, affirmative and restrictive covenants, including restrictive covenants imposing limitations on, among other matters, the ability of the Company and its subsidiaries to incur additional debt, grant liens, consummate asset sales, make investments (including acquisitions), and declare or make dividends or repurchase its stock. Furthermore, the Amendment contains customary events of default that include, among others, failure to pay principal, interest and fees when due, failure to comply with the other terms of the Amended and Restated Credit Agreement and related agreements, and certain insolvency related events. The existence of an event of default will allow the Bank to terminate its lending commitments, demand repayment of its loans, and otherwise exercise all rights and remedies of a secured creditor. Borrowings by the Company under the Amended and Restated Credit Agreement, if any, are expected to be used for general corporate purposes.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On November 2, 2017, the Company issued a press release announcing financial results for the quarter ended September 30, 2017. A copy of the press release is furnished as Exhibit 99.1 to this report. The Company also released prepared remarks regarding its financial results for the quarter ended September 30, 2017 (the “Prepared Remarks”). The full text of the Prepared Remarks is furnished as Exhibit 99.2 to this report. The information in this Item 2.02 (including Exhibits 99.1 and 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 2.03.	Creation of a Direct Financial Condition or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement, dated as of November 1, 2017, by and between Hortonworks, Inc. and Silicon Valley Bank.

99.1	Press Release dated November 2, 2017.

99.2	Prepared Remarks dated November 2, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORTONWORKS, INC.

Dated: November 2, 2017	By:	/s/ Scott Davidson
Scott Davidson Chief Financial Officer and Chief Operating Officer